                                                                   EXHIBIT 5






                                          April 2, 1996




The Providence Journal Company
75 Fountain Street
Providence, RI  02902

     Re:  The Providence Journal Company Restricted Stock Unit Plan
          ---------------------------------------------------------

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by The Providence Journal Company (the "Company") with the Securities and Exchange Commission on the date hereof in connection with the registration under the Securities Act of 1933, as amended, of additional shares of the Company's Class A Common Stock, $1.00 par value (the "Common Stock"), to be issued pursuant to stock units awarded under the Company's Restricted Stock Unit Plan (the "Plan").

     We have served as counsel for the Company and, as such, have assisted in the organization thereof under the laws of the State of Delaware and are familiar with all corporate proceedings since its organization. We have examined the following documents and records:

         1.   The Certificate of Incorporation of the Company, as amended;

         2.   The By-laws of the Company, as amended;

         3.   The Plan;

         4. All corporate minutes and proceedings of the Company relating to the Plan and the issuance of the Common Stock being registered under the Registration Statement; and

         5.   The specimen certificate of the Common Stock.

     We have also examined such further documents, records and proceedings as we have deemed pertinent in connection with the issuance of said Common Stock. In our examination, we

The Providence Journal Company
April 2, 1996
Page Two



have assumed the genuineness of all signatures, the legal capacity of natural persons, the completeness and authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the validity of all laws and regulations.

     We are qualified to practice law in the State of Rhode Island and we do not purport to express any opinion herein concerning any law other than the laws of the State of Rhode Island, the federal law of the United States and the General Corporation Law of the State of Delaware.

     Based upon such examination, it is our opinion that the Common Stock being registered by the Registration Statement, when issued and paid for as contemplated by the Plan, assuming due execution of the certificates therefor, will be legally issued, fully paid and non-assessable.

     Partners and of counsel attorneys of Edwards & Angell own 94 shares of the Registrant. Benjamin P. Harris, III, a Director of the Registrant, is a senior partner of Edwards & Angell.

     We hereby consent to the use of our name in and the use of this opinion in connection with the Registration Statement and all amendments thereto.

                                         Very truly yours,

                                         EDWARDS & ANGELL



                                         By: /s/ Laura N. Wilkinson
                                            -------------------------
                                            Laura N. Wilkinson
                                            Partner